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For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

Glatfelter Reports Record Quarterly Sales and 56% Increase in Specialty Papers’ Operating Income

York, PA, November 4, 2008: Glatfelter (NYSE: GLT) today reported record quarterly net sales of $339.8 million for the third quarter ended September 30, 2008, a 16.4% increase compared with $291.9 million for the third quarter of 2007.

Adjusted earnings for the third quarter of 2008 totaled $19.5 million, or $0.43 per diluted share. The comparable amounts for the third quarter of 2007 were $19.0 million and $0.42 per diluted share, which included a $0.12 per share benefit from the revaluation of deferred taxes as a result of a reduction in the German corporate income tax rate. Net income on a GAAP-basis for the 2008 third quarter was $21.7 million, or $0.47 per diluted share, compared with net income of $7.8 million, or $0.17 per diluted share, for the same quarter of last year.

Third quarter 2008 net income benefited from $2.4 million in gains from timberland sales which were partially offset by $0.2 million in acquisition integration costs, each after taxes. Third quarter 2007 net income included a $12.3 million charge to increase the Company’s reserve for the environmental matter at the Fox River, $0.3 million of acquisition integration costs as well as $1.4 million in gains from the sale of timberlands, all of which are after tax amounts. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

”I am very pleased with this quarter’s strong financial results,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Our performance was driven by strong demand, improved selling prices and, most importantly, ongoing operational improvement. In this regard, our results continued to reflect the solid execution of our strategies within each business unit and our emphasis on improving cost management and asset utilization. The benefits from these initiatives were most evident at our Chillicothe facility, which contributed to a 56% increase to Specialty Papers’ operating income compared to the third quarter of 2007.”

Third-Quarter Business Unit Results

Specialty Papers

	For the quarter ended Sept 30
Dollars in thousands	2008	2007	change
Net sales	$226,028	$207,894	$18,134	8.7%
Tons shipped	200,072	190,505	9,567	5.0%
Gross margin percent	16.3%	14.3%	–	-
Operating income	$22,842	$14,658	$8,184	55.8%

Specialty Papers’ net sales increased $18.1 million, or 8.7%, compared to the third quarter of 2007 due to higher average selling prices together with strong shipping volumes that increased 5% primarily in the envelope and engineered products markets. Higher average selling prices contributed $12.5 million to Specialty Papers’ revenue increase during the third quarter of 2008.

These factors were partially offset by higher prices for energy and raw materials totaling $13.2 million. Cost reduction and productivity improvement initiatives generated a $7.2 million benefit during the quarter. As a result, operating income increased $8.2 million, or 56%, during the third quarter of 2008 compared to 2007.

Composite Fibers

	For the quarter ended Sept 30
Dollars in thousands	2008	2007	change
Net sales	$113,794	$83,965	$29,829	35.5%
Tons shipped	21,530	17,823	3,707	20.8%
Gross margin percent	15.5%	18.6%	–	-
Operating income	$8,351	$8,186	$165	2.0%

Net sales in the Composite Fibers business unit increased $29.8 million, or 35.5% and operating income was up 2%, in the comparison. Net sales increased primarily due to the November 2007 Caerphilly acquisition, a 10.6% increase in shipments of food and beverage products and higher selling prices. On a constant currency basis, higher average selling prices contributed $6.5 million to operating income in the third quarter 2008 and the translation of foreign currencies benefited net sales by $5.5 million. The cost of raw materials, primarily pulp and energy, was $6.2 million higher than a year ago.

Operating income for the third quarter 2008 increased slightly compared to a year ago. However, the 2008 third quarter’s results included $0.7 million of accelerated depreciation recorded on paper machine components to be replaced in connection with the previously announced $38 million machine rebuild to be completed in late 2009 and the third quarter 2007 results benefited from $1.4 million in non-recurring energy tax credits and an insurance recovery. On a comparable basis operating income increased $2.3 million, or 33%.

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses decreased by $17.4 million in the quarter-to-quarter comparison and totaled $24.8 million in the third quarter of 2008. The decrease was largely due to a $20.0 million charge recorded in the third quarter of 2007 to increase the Company’s reserve for the environmental matter at the Fox River. In the quarter-to-quarter comparison, excluding this charge, SG&A increased $2.6 million primarily due to the inclusion of the Caerphilly acquisition and currency translation adjustments.

Interest expense in the third quarter of 2008 totaled $5.7 million, a decline of $1.9 million compared with the same quarter of 2007. The decrease in interest expense was due to lower debt outstanding together with a lower interest rate environment.

For the third quarter of 2008, the Company’s effective tax rate on adjusted earnings was 31% compared with 27% on adjusted earnings in the same quarter of 2007, before giving effect to the tax benefit recorded in connection with the change in the German corporate income tax rate.

Year to Date Results

For the first nine months of 2008, the Company’s net income totaled $44.5 million or $0.97 per diluted share, compared to net income of $13.1 million or $0.29 per diluted share in the same period of 2007. The year-to-date results for 2008 includes $11.0 million in gains from the sale of timberlands, and a $0.5 million benefit from the reversal of a reserve associated with the 2006 shutdown of the Company’s Neenah facility, partially offset by $0.8 million in acquisition integration costs, all after taxes. Reported results for the first nine months of 2007 included, all on an after-tax basis, $6.8 million in gains from the sale of timberlands, a $16.0 million charge for the Fox River environmental matter and $1.5 million in acquisition integration costs and shutdown and restructuring charges.

Outlook

In the Specialty Papers business unit, the Company expects softening demand in the fourth quarter due primarily to normal seasonality and, to a lesser extent, overall economic conditions. As a result, shipments during the fourth quarter are expected to be slightly lower than the same period of 2007. Costs are expected to moderate slightly in the fourth quarter, driven by cost reductions in oil and other commodities. However, the expiration of certain raw material contracts at the end of 2008 is expected to negatively impact production costs in the upcoming year.

Within the Composite Fibers business unit, the Company expects a continuation of strong demand for food and beverage and technical specialty products. The Company anticipates fiber costs in this business unit to decline slightly. Other input costs, including natural gas and other costs tied to the energy markets, are expected to remain at present levels into the second quarter of 2009 due to supply agreements that are currently in place.

Mr. Glatfelter commented, “The strong performance we are delivering, growth opportunities in our Composite Fibers business unit and our proven ability to successfully execute our strategies give us confidence in our business. However, like others, we are not immune to the impact of the current economic environment. We will continue to focus on supply-side market discipline, solid business execution and aggressive cost control. These activities remain top priorities for the entire business as we look forward to the fourth quarter and into 2009.”

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its third-quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at http://www.glatfelter.com/about_us/investor_relations/default.aspx prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 67651513) at 10:55 AM (Eastern) on November 4, 2008. A taped replay of the conference call will be available within two hours of the conclusion of the call and until November 18, 2008. To access the taped replay, call 800-642-1687 within the US and 706-645-9291 internationally and enter conference ID 67651513.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business performance, conditions and strategies and other financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and in other countries in which Glatfelter currently does business, demand for or pricing of its products; changes in tax legislation, governmental laws, regulations and policies and actions of regulatory bodies; orderly execution of regularly scheduled maintenance outages; technological changes and innovations and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s sales exceed $1 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended September
	September 30		30
In thousands, except per share	2008	2007	2008	2007
Net sales	$339,822	$291,859	$965,545	$860,939
Energy sales – net	2,885	2,491	7,612	7,129

Total revenues	342,707	294,350	973,157	868,068
Costs of products sold	285,535	247,470	839,329	755,679

Gross profit	57,172	46,880	133,828	112,389
Selling, general and administrative expenses	24,802	42,197	74,314	94,700
Shutdown and restructuring charges	—	–	(856)	162
Gains on dispositions of plant, equipment and timberlands, net	(3,975)	(2,301)	(18,477)	(11,188)

Operating income	36,345	6,984	78,847	28,715
Nonoperating income (expense)
Interest expense	(5,654)	(7,569)	(17,626)	(22,330)
Interest income	1,170	979	4,131	2,568
Other – net	146	113	317	380

Total other income (expense)	(4,338)	(6,477)	(13,178)	(19,382)

Income before income taxes	32,007	507	65,669	9,333
Income tax provision	10,345	(7,305)	21,176	(3,730)

Net income	$21,662	$7,812	$44,493	$13,063

Weighted average shares outstanding
Basic	45,279	45,084	45,221	45,004
Diluted	45,650	45,364	45,669	45,365
Earnings Per Share
Basic	$0.48	$0.17	$0.98	$0.29
Diluted	0.47	0.17	0.97	0.29

Business Unit Financial Information
(unaudited)

Three months ended September 30
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2008	2007	2008	2007	2008	2007	2008	2007
Net sales	$226,028	$207,894	$113,794	$83,965	$—	$–	$339,822	$291,859
Energy sales, net	2,885	2,491	—	–	—	–	2,885	2,491

Total revenue	228,913	210,385	113,794	83,965	—	–	342,707	294,350
Cost of products sold	192,110	180,739	96,114	68,327	(2,689)	(1,596)	285,535	247,470

Gross profit	36,803	29,646	17,680	15,638	2,689	1,596	57,172	46,880
SG&A	13,961	14,988	9,329	7,452	1,512	19,757	24,802	42,197
Gains on dispositions of plant, equipment and timberlands	—	–	—	–	(3,975)	(2,301)	(3,975)	(2,301)

Total operating income (loss)	22,842	14,658	8,351	8,186	5,152	(15,860)	36,345	6,984
Non-operating income (expense)	—	–	—	–	(4,338)	(6,477)	(4,338)	(6,477)

Income (loss) before income taxes	$22,842	$14,658	$8,351	$8,186	$814	$(22,337)	$32,007	$507

Supplementary Data
Net tons sold	200,072	190,505	21,530	17,823	—	–	221,602	208,328
Depreciation expense	$9,007	$9,084	$6,700	$5,345	$–	$–	$15,707	$14,429
Capital expenditures	4,156	3,269	11,275	1,798	—	–	15,431	5,067

Nine months ended September 30
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2008	2007	2008	2007	2008	2007	2008	2007
Net sales	$634,270	$607,404	$331,274	$253,535	$1	–	$965,545	$860,939
Energy sales, net	7,612	7,129	—	–	—	–	7,612	7,129

Total revenue	641,882	614,533	331,274	253,535	1	–	973,157	868,068
Cost of products sold	566,334	551,476	280,972	209,639	(7,977)	(5,436)	839,329	755,679

Gross profit	75,548	63,057	50,302	43,896	7,978	5,436	133,828	112,389
SG&A	41,940	44,036	29,038	23,946	3,336	26,718	74,314	94,700
Shutdown and restructuring charges	—	–	—	–	(856)	162	(856)	162
Gains on dispositions of plant, equipment and timberlands	—	–		–	(18,477)	(11,188)	(18,477)	(11,188)

Total operating income	33,608	19,021	21,264	19,950	23,975	(10,256)	78,847	28,715
Nonoperating income (expense)	—	–	—	–	(13,178)	(19,382)	(13,178)	(19,382)

Income (loss) before income taxes	$33,608	$19,021	$21,264	$19,950	$10,797	$(29,638)	$65,669	$9,333

Supplementary Data
Net tons sold	564,983	548,969	65,225	54,298	—	–	630,208	603,267
Depreciation expense	$26,619	$26,615	$19,755	$15,678	—	–	$46,374	$42,293
Capital expenditures	14,586	14,078	26,253	5,211	—	—	40,839	19,289

Selected Financial Information
(unaudited)

	Nine months ended September 30
In thousands	2008	2007
Cash Flow Data
Cash provided (used) by:
Operating activities	$17,759	$57,763
Investing activities	(21,559)	(7,190)
Financing activities	(9,344)	(56,199)
Depreciation, depletion and amortization	46,374	42,293
Capital expenditures	40,839	19,289
	September 30,	December 31, 2007
	2008	—

Balance Sheet Data
Cash and cash equivalents	$15,947	$29,833
Total assets	1,313,598	1,287,067
Total debt	314,090	313,185
Shareholders’ equity	499,579	476,068

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended September 30
	2008		2007
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$21,662	$0.47	$7,812	$0.17
Timberland sales	(2,371)	(0.05)	(1,415)	(0.03)
Acquisition integration	240	0.01	322	0.01
Fox River reserve	–	–	12,286	0.27

Adjusted earnings	$19,531	$0.43	$19,005	$0.42

	Nine Months Ended September 30
	2008		2007
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$44,493	$0.97	$13,063	$0.29
Timberland sales	(11,027)	(0.24)	(6,815)	(0.15)
Shutdown and restructuring charges	(527)	(0.01)	109	—
Acquisition integration	828	0.02	1,472	0.03
Fox River reserve	–	–	15,979	0.35

Adjusted earnings	$33,767	$0.74	$23,808	$0.52

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.